EXHIBIT 99

NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	President/CEO	Senior Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS FIRST QUARTER 2003 RESULTS

Revenue Growth of 22% Drives First Quarter Earnings

EUGENE, OR, April 15, 2003—Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported financial results for the first quarter ended March 31, 2003.

Net income for the first quarter 2003 was $1.4 million, compared to net income in 2002 of $0.1 million. Earnings per diluted share were $0.28 for the first quarter 2003 compared to $0.02 per share reported for the prior year first quarter. Return on assets and return on equity for the first quarter were 1.53% and 15.54%, respectively, compared to 0.14% and 1.21%, respectively, for the comparable period of 2002. Earnings for the first quarter of 2002 were negatively impacted by a $2.5 million provision for loan losses related to two motel properties.

Operating revenue, which consists of net interest income plus noninterest income was $7.2 million for the current quarter, an increase of $1.3 million or 22% over the prior year’s first quarter. Growth in revenue was driven by a 26% increase in earnings assets, which led to an 18% increase in net interest income, combined with a $475 thousand or 35% increase in noninterest income. Growth in noninterest income was primarily related to increases in merchant bankcard fees and revenues generated by residential mortgage originations.

The bank continued to experience strong loan demand. During the quarter gross loans increased $18.7 million. Core deposits declined during the first quarter, consistent with the bank’s prior guidance and recent historical patterns. New loan demand was funded through loan sales of $7.9 million and the use of wholesale funding. At quarter end total loans were $341.6 million, a 30% increase from one year ago. Similarly, deposits increased 28% from the levels reported for the first quarter of the prior year.

“The first quarter results reflect our commitment to the communities we serve. During the quarter we experienced similar growth in loans and new business relationships and continued the improved earnings performance that was reported during the fourth quarter of 2002,” said Hal Brown, president and CEO of Pacific Continental Corporation. “Our focus on community-based businesses, professional service groups, and not-for-profit organizations, together with our relationship style banking, continues to positively differentiate us from our competitors,” added Brown.

The bank’s net interest margin remains under pressure due to the current low interest rate environment. However, the bank’s margins are still well above peer bank results. The interest margin as a percent of earning assets was 6.20% for the quarter, down from the 6.27% and 6.65% for the fourth and first quarters of 2002, respectively. The current low interest rate environment has resulted in a practical floor for the cost of funding liabilities, while assets, primarily loans, are negotiated at progressively lower rates. The bank continues to benefit from non-interest bearing checking account balances, and at March 31, 2003 these deposits represented 33% of total deposits and funded 27% of total assets. The bank expects to experience continued interest margin compression in subsequent quarters as a result of these factors.

During the quarter the bank successfully opened its third office in the metropolitan Portland area, its first in the Portland financial district. The Koin Center office provides the bank with a Portland anchor office that complements existing area offices and can support future metropolitan locations.

First Quarter 2003 Highlights:

•	Operating revenue up 22%.

•	Selected for the third consecutive year as one of the “Top 100 Best Companies” to work for by the Oregon Business magazine, the highest ranking of any bank regardless of size.

•	Successfully opened the KOIN Center office, the bank’s 11th office and first in the Portland financial district.

•	Hired Roger S. Busse as Chief Credit Officer adding additional strength to the company’s credit administration.

•	Appointed John Rickman, former President, U.S. Bank Oregon, to the board of directors.

•	Declared a 12.5% increase in the quarterly dividend payment to $0.09 per share, paid March 17, 2003.

Live Audio Webcast:

Pacific Continental is offering a live audio Webcast for interested parties relating to its first quarter results on Tuesday April 15 at 1:30 p.m. Pacific Time. The Webcast will be available via the Internet at Pacific Continental’s Website (http://www.therightbank.com/). To listen to the live audio, click on the Presentations link within the Investor Relations section on the company’s home page.

The Webcast replay will also be available within two days following the live Webcast, and archived for one year on the Pacific Continental Website. Any questions regarding the Webcast should be directed to Mick Reynolds at (541) 686-8685.

About Pacific Continental Bank

Pacific Continental Bank is the operating subsidiary of Pacific Continental Corporation with eleven banking offices in western Oregon. The bank provides personalized services, including online and electronic banking, to meet the deposit and lending needs of community-based businesses, professional service groups and not-for-profit organizations. The Small Business Association has consistently recognized the bank as one of the top lenders over the past five years. The bank is frequently recognized for its unique corporate culture. More information on Pacific Continental and its banking services can be found on its Website at www.therightbank.com.

Safe Harbor

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: general economic conditions and its impacts on the company’s client base, loan concentrations; business conditions in the banking industry; the regulatory environment; new legislation; heightened national security risks including acts of terrorism and impacts from the war; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive factors, including increased competition among financial institutions; fluctuating interest rate environments; cash flow, operating performance, availability of retained earning and decisions made by its board of directors with respect to dividend practices and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should also carefully review any risk factors described in its Annual Report on Form 10K and the most recent Form 10-Q and other documents filed from time to time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA’s safe harbor provisions.

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Pacific Continental Corporation

Consolidated Statements of Income

For the Period Ended

(Amounts in $ Thousands, except per share data)

	31-Mar-03	31-Mar-02
Interest income	$6,477	$5,638
Interest expense	$1,093	$1,059

Net interest income	$5,384	$4,579
Provision for loan losses	$600	$2,485
Noninterest income	$1,821	$1,346
Noninterest expense	$4,255	$3,262

Income before taxes	$2,350	$178
Taxes	$904	$68

Net income	$1,446	$110

Net income per share
Basic	$0.29	$0.02
Fully diluted	$0.28	$0.02

Outstanding shares, end of period	5,053,917	5,047,804
Outstanding shares, quarter average (basic)	5,046,265	5,057,060
Outstanding shares, quarter average (diluted)	5,135,734	5,116,409

Pacific Continental Corporation

Balance Sheet, Financial Data and Ratios

(Amounts in $ Thousands, except for per share data)

Balance Sheet	31-Mar-03	31-Mar-02
Loans at period end	$341,611	$263,551
Allowance for loan losses at period end	$4,983	$3,522
Assets at period end	$390,992	$309,906
Deposits at period end	$321,876	$251,501
Stockholders’ equity at period end	$37,743	$34,909
Loan, average	$342,222	$253,073
Assets, average	$383,197	$310,036
Stockholders’ equity, average	$37,740	$36,712

Financial Performance
Return on average assets	1.53%	0.14%
Return on average equity	15.54%	1.21%
Net interest margin	6.20%	6.65%
Efficiency ratio	59.06%	55.05%
Net income per share
Basic	$0.29	$0.02
Fully diluted	$0.28	$0.02

Loan Quality
Net loan charge offs	$21	$2,381

Non-accrual loans	$5,014	$6,020
90-day past due	$39	$901
Foreclosed property	$664	$864

Total nonperforming assets	$5,717	$7,785
Government guarantees on non-accrual and 90-day past due	$241	$934

Nonperforming assets, net of government guarantees	$5,476	$6,851

Loan Quality Ratios
Non-accrual loans to total loans	1.47%	2.28%
Nonperforming assets to total assets	1.46%	2.51%
Allowance for loan losses to net nonperforming loans	103.55%	58.83%
Net loan charge offs to average loans	0.01%	0.94%
Allowance for loan losses to total loans	1.46%	1.34%